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                                                                    EXHIBIT 12.1

                             Longview Fibre Company
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                                                                 Pro Forma
                                                   1997         1998        1999         2000         2001         2001
                                                ----------------------------------------------------------------------------
 Fixed charges:
    Interest expense and capitalized               $ 34,903     $ 41,279    $ 39,089      $41,416     $ 41,680      $53,998
    Amortization of deferred finance
       charges                                           93          130         108          763        1,060        3,417
    Portion of rental expense
       representing interest                            167          167         167          400          503          503
                                                ----------------------------------------------------------------------------
 Total fixed charges                                 35,163       41,576      39,364       42,579       43,243       57,918
                                                ----------------------------------------------------------------------------

 Earnings:
    Pre-tax income (loss)                            19,494      (14,152)     31,484       58,947       37,667       23,492

    Fixed Charges                                    35,163       41,576      39,364       42,579       43,243       57,918

    Amortization of capitalized interest              2,595        2,734       2,200        1,692        1,758        1,758

    Less capitalized interest                        (3,290)      (1,344)       (386)      (1,301)      (2,054)      (2,054)
                                                ----------------------------------------------------------------------------

 Total earnings available to cover
    fixed charges                                  $ 53,962     $ 28,814    $ 72,662     $101,917     $ 80,614      $81,114
                                                ----------------------------------------------------------------------------

 Ratio of earnings to fixed charges (a)                1.53            -        1.85         2.39         1.86         1.40
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 (a) In fiscal year 1998, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, additional earnings of $12.8 million would be needed.